Exhibit 23.1

Consent of Independent Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 333-172311 and 333-164537) pertaining to the Chesapeake Lodging Trust Equity Plan of our report dated February 26, 2011, with respect to the financial statements of NJA Hotel, LLC included in this Form 8-K for the years ended December 31, 2010 and 2009.

/s/ Reznick Group, P.C.
Bethesda, Maryland
February 28, 2011